Exhibit 4.1

WARRANT

ODYSSEY MARINE EXPLORATION, INC.

Warrant to Purchase Common Stock

Warrant No.: [—]	Number of Shares:	[—]
	Warrant Exercise Price:	$4.75

Date of Issuance: August [—], 2020

Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [Name of Holder], a [jurisdiction of organization/entity type] (the “Holder”), the registered Holder hereof, or its permitted assigns, is entitled, subject to the terms set forth below, to purchase from the Company upon surrender of this Warrant, at any time or times on or after the six months from the date hereof (the “Effective Date”), but not after 5:00 P.M. Eastern Time on the Expiration Date (as defined herein), up to the Maximum Number of Shares (as defined in Section 1(b)) of fully paid and nonassessable Common Stock (as defined herein) of the Company (the “Warrant Shares”) at the Warrant Exercise Price per share provided in Section 1(b) below or as subsequently adjusted.

Section 1. Definitions and Defined Terms.

(a) Securities Purchase Agreement. This Warrant is issued pursuant to the Securities Purchase Agreement (“Securities Purchase Agreement”) dated August 21, 2020 between the Company and the Holder or issued in exchange or substitution thereafter or replacement thereof. Each capitalized term used, and not otherwise defined herein, shall have the meaning ascribed thereto in the Securities Purchase Agreement.

(b) Definitions. The following words and terms as used in this Warrant shall have the following meanings:

(i) “2014 Indebtedness” means indebtedness that is owed by the Company to a Third Party, secured by and convertible into cuotas of Oceanica, was initially incurred by the Company or before December 15, 2014, and is outstanding on the Issuance Date.

(ii) “2015 Indebtedness” means indebtedness that is owed by Oceanica to the Company, convertible into cuotas of Oceanica, and outstanding on the Issuance Date.

(iii) “2015/2016/2017 Indebtedness” means, collectively, the 2015 Indebtedness, the 2016 Indebtedness, and the 2017 Indebtedness.

(iv) “2016 Indebtedness” means indebtedness that is owed by ExO to the Subsidiary of the Company, guaranteed by Oceanica, convertible into cuotas of Oceanica, serves as part of collateral for a loan that is owed by the Company to a Third Party, and is outstanding on the Issuance Date.

(v) “2017 Indebtedness” means indebtedness that is owed by ExO to the Subsidiary of the Company, convertible into cuotas of Oceanica, is guaranteed by Oceanica, and is outstanding on the Issuance Date.

(vi) “Adjustment Date” means October 15, 2020.

(vii) “Affiliate” means a person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another person.

(viii) “Approved Stock Plan” means a stock plan, award or arrangement pursuant to which the Company’s securities may be issued to any employee, officer, director or third party service provider in the normal course of business, for services provided to the Company or to a new hire in connection with future employment by the Company, provided that (A) such plan, award or arrangement and any issuance made pursuant thereto has been approved by the Board of Directors of the Company, and (B) except to the extent registered with the Commission on Form S-8, the issuance of any such shares is not subject to any registration statement or any registration rights.

(ix) “April 2016 Indebtedness” means indebtedness that is owed by the Company to a Third Party, convertible into cuotas of Oceanica (subject to the limitations stated therein), was initially incurred by the Company or April 15, 2016, and is outstanding on the Issuance Date.

(x) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(xi) “Common Stock” means (i) the Company’s common stock, par value $0.0001 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

(xii) “Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries.

(xiii) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(xiv) “Current Market Price” means on any particular date:

(A) if the Common Stock is traded on the Nasdaq Global Market or the Nasdaq Capital Market, the closing price of the Common Stock of the Company on such market on the day prior to the applicable date of valuation;

(B) if the Common Stock is traded on any registered national stock exchange but is not traded on the Nasdaq Global Market or the Nasdaq Capital Market, the closing price of the Common Stock of the Company on such exchange on the day prior to the applicable date of valuation;

(C) if the Common Stock is traded over-the-counter, but not on the Nasdaq Global Market, the Nasdaq Capital Market or a registered national stock exchange, the closing bid price of the Common Stock of the Company on the day prior to the applicable date of valuation; and

(D) if there is no active public market for the Common Stock, the value thereof, as determined in good faith by the Board of Directors of the Company upon due consideration of the proposed determination thereof by the Holder.

(xv) “Effective Date” means that date which is six months after the Issuance Date.

(xvi) “Event of Default” means a default under the Securities Purchase Agreement.

(xvii) [Reserved]

(xviii) “ExO” means Exploraciones Oceanicas S. de R.L. de C.V., a Mexican company.

(xix) “Expiration Date” means the third anniversary of the Effective Date.

(xx) “Issuance Date” means the date hereof.

(xxi) “Maximum Number of Shares” means the “Number of Shares” of Common Stock set forth on the first page of this Warrant, which number shall be increased on the Adjustment Date by 20.0%, automatically and without further action by either the Company or Holder, if the Company’s direct or indirect ownership in Oceanica on the Adjustment Date is less than or equal to 69.0%, computed on a “fully diluted basis” in accordance with the Ownership Calculation. For illustrative purposes only, if the Number of Shares set forth on the first page of this Warrant is 50,000 and the Company’s direct or indirect ownership in Oceanica on the Adjustment Date is 67.0% (computed in the manner stated), then the Maximum Number of Shares would increase to 60,000.

(xxii) “Oceanica” means Oceanica Resources, S. de R.L., a Panamanian sociedad de responsabilidad limitada.

(xxiii) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxiv) “Ownership Calculation” means the calculation of the Company’s direct or indirect ownership in Oceanica, stated as a percentage, on the Adjustment Date. For purposes of such calculation, all equity interests, including “cuotas,” shall be counted as a single class, and ownership shall be computed on a “modified fully diluted basis,” meaning that all options, warrants, convertible securities, and other derivative securities of Oceanica outstanding on the Adjustment Date, together with any and all accrued but unpaid interest and dividends on the Adjustment Date, shall be deemed to have been exercised or converted, as the case may be, in full, into equity of Oceanica; provided, however, that, for purposes of such calculation, (a) if any Third Party acquires any of the 2014 Indebtedness or acquires any of the Oceanica cuotas that constitute a portion of the collateral securing the 2014 Indebtedness either pursuant to the exercise of an option or the enforcement of a security interest held by such Third Party on the Issuance Date, such acquisition by such Third Party shall be ignored and deemed not to have occurred; (b) if any Third Party acquires any of the 2016 Indebtedness or the April 2016 Indebtedness or acquires any of the Oceanica cuotas issuable upon conversion of the 2016 Indebtedness or the April 2016 Indebtedness, such acquisition by such Third Party shall be ignored and deemed not to have occurred; and (c) the amount of accrued but unpaid interest on the 2015/2016/2017 Indebtedness as of the Adjustment Date shall be deemed to be equal to the amount of unpaid interest on the 2015/2016/2017 Indebtedness that would have been accrued as of the maturity date of such convertible indebtedness if there had been no payment of principal or interest from the Adjustment Date through such maturity date.

(xxv) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

(xxvi) “Securities Act” means the Securities Act of 1933, as amended.

(xxvii) “Stockholder Approval” means the approval required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Company of the provisions set forth in Section 7(a), Section 7(b), Section 7(d), and Section 7(g) of this Warrant and in all of the other warrants sold and issued by the Company pursuant to the Securities Purchase Agreement in order for such provisions to become effective in accordance with their terms and to be in compliance with such applicable rules and regulations of the Nasdaq Stock Market (or any successor entity), including Nasdaq Listing Rule 5635.

(xxviii) “Subsidiary” means Oceanica Marine Operations, S.R.L., a Panamanian entity.

(xxix) “Third Party” means any Person who is not the Company or a Subsidiary of the Company.

(xxx) [Reserved]

(xxxi) “Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.

(xxxii) “Warrant Exercise Price” shall be $______1 or as subsequently adjusted as provided in Section 7 hereof.

(c) Other Definitional Provisions.

(i) Except as otherwise specified herein, all references herein (A) to the Company shall be deemed to include the Company’s successors and (B) to any applicable law defined or referred to herein shall be deemed references to such applicable law as the same may have been or may be amended or supplemented from time to time.

(ii) When used in this Warrant, the words “herein”, “hereof”, and “hereunder” and words of similar import, shall refer to this Warrant as a whole and not to any provision of this Warrant, and the words “Section” and “Exhibit” shall refer to Sections of and Exhibits to, this Warrant unless otherwise specified.

(iii) Whenever the context so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice versa.

Section 2. Exercise of Warrant.

(a) Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder hereof then registered on the books of the Company, at any time on any Business Day on or after the opening of business on such Business Day, commencing with the first day after the Effective Date, and prior to 5:00 P.M. Eastern Time on the Expiration Date (i) by delivery of a written notice, in the form of the subscription notice attached as Exhibit A hereto (the “Exercise Notice”), of such Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased, payment to the Company of an amount equal to the Warrant Exercise Price(s) applicable to the Warrant Shares being purchased, multiplied by the number of Warrant Shares (at the applicable Warrant Exercise Price) as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds and the surrender of this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction) to a common carrier for overnight delivery to the Company or (ii) if at the time of exercise, the Warrant Shares are not subject to an effective registration statement or if an Event of Default has occurred and is continuing, by delivering an Exercise Notice and in lieu of making payment of the Aggregate Exercise Price in cash or by wire transfer, an election instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (the “Cashless Exercise”):

Net Number = (A x B) – (A x C)

                             B

For purposes of the foregoing formula:

A = the total number of Warrant Shares with respect to which this Warrant is then being exercised.

B = the Current Market Price of the Common Stock on the date of exercise of the Warrant.

C = the Warrant Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

In the event of any exercise of the rights represented by this Warrant in compliance with this Section 2, the Company shall on or before the third Business Day following the date of receipt of the Exercise Notice, the Aggregate Exercise Price or Cashless Exercise and this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction) (the “Exercise Delivery Documents”), and if the Warrant Shares are subject to an effective and current Registration Statement and the Common Stock is DTC eligible, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s account with The Depository Trust Company; provided, however, if the Holder who submitted the Exercise Notice requested physical delivery of any or all of the Warrant Shares, or, if the Warrant Shares are not subject to an effective and current Registration Statement and the Common Stock is not DTC eligible, then the Company shall, on or before the third Business Day following receipt of the Exercise Delivery Documents, issue and surrender to a common carrier for overnight delivery to the address specified in the Exercise Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such request. The Warrant Shares shall be issued with a legend unless they are subject to an effective and current Registration Statement or they are being transferred pursuant to an exemption from such registration requirements, the availability of which is confirmed in an opinion of counsel acceptable to the Company’s transfer agent. Upon delivery of the Exercise Notice pursuant to the notice delivery provisions in Section 9 herein and Aggregate Exercise Price or Cashless Exercise referred to in clause (i) or (ii) above, the Holder of this Warrant shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised. In the case of a dispute as to the determination of the Warrant Exercise Price, the Current Market Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one Business Day of receipt of the Holder’s Exercise Notice.

(b) If the Holder and the Company are unable to agree upon the determination of the Warrant Exercise Price or arithmetic calculation of the Warrant Shares within one day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall immediately submit via electronic mail (i) the disputed determination of the Warrant Exercise Price or the Current Market Price to an independent, reputable investment banking firm or (ii) the disputed arithmetic calculation of the Warrant Shares to its independent, outside accountant. The Company shall cause the investment banking firm or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than 72 hours from the time it receives the disputed determinations or calculations. Such investment banking firm’s or accountant’s determination or calculation, as the case may be, shall be deemed conclusive absent manifest error.

(c) The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to this Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the Exercise Notice, the Holder (together with the Holder’s Affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise that results in such securities or the Common Stock underlying such securities not being beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 2(c) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of an Exercise Notice shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. As used in this Warrant, “Beneficial Ownership Limitation” means 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant.

(d) Unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as soon as practicable and in no event later than five Business Days after any exercise and at its own expense, issue a new Warrant identical in all respects to this Warrant exercised except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which such Warrant is exercised.

(e) No fractional Warrant Shares are to be issued upon any exercise of this Warrant, but rather the number of Warrant Shares issued upon such exercise of this Warrant shall be rounded up or down to the nearest whole number.

Section 3. Covenants as to Common Stock. The Company hereby covenants and agrees as follows:

(a) This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

(b) All Warrant Shares that may be issued upon the exercise of the Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

(c) During the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved at least 200% of the number of shares of Common Stock needed to provide for the exercise of the rights then represented by this Warrant and the par value of said shares will at all times be less than or equal to the applicable Warrant Exercise Price. If at any time the Company does not have a sufficient number of shares of Common Stock authorized and available, then the Company shall call and hold a special meeting of its stockholders within 60 days of that time for the sole purpose of increasing the number of authorized shares of Common Stock.

(d) The Company shall list and maintain the listing for, subject to notice of issuance, so long as any other shares of Common Stock shall be so listed, such listing of all Warrant Shares from time to time issuable upon the exercise of this Warrant on the Nasdaq Global Market or Nasdaq Capital Market or such national securities exchange or automated quotation system on which the Common Stock of the Company is listed; and the Company shall so list on the Nasdaq Global Market or Nasdaq Capital Market or such national securities exchange or automated quotation system on which the Common Stock of the Company is listed, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on the Nasdaq Global Market or Nasdaq Capital Market or such national securities exchange or automated quotation system on which the Common Stock of the Company is listed.

(e) The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder of this Warrant in order to protect the exercise privilege of the Holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. The Company will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Warrant Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

(f) This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

(g) On October 16, 2020, the Chief Executive Officer and the Chief Financial Officer of the Company shall provide an affidavit to the Holder setting forth the Ownership Calculation as of the Adjustment Date and certifying as to its accuracy. Such affidavit shall state the number of cuotas of Oceanica outstanding on the Adjustment Date, and include a reasonably detailed list of each option, warrant, convertible security and other derivative security of Oceanica outstanding at any time since the Issuance Date together with the terms of each such security, if and when each such security was exercised or converted into equity of Oceanica (and the terms of such exercise or conversion), and the terms of each such security that remained outstanding on the Adjustment Date, as well as an explanation of the manner in which each such outstanding security (with separate calculations for any accrued but unpaid interest or dividends as of the Adjustment Date) contributed to the Ownership Calculation. Finally, the affidavit shall state whether the Maximum Number of Shares was required to be increased as of the Adjustment Date, based on such Ownership Calculation.

(h) Prior to October 16, 2020, the Company shall not, directly or indirectly, permit Oceanica to (x) amend its Escritura Constituyente dated February 4, 2013, as amended through the date hereof, or other constitutional documents, (y) issue any equity securities, debt convertible into its equity securities, or other rights to receive equity securities, or (z) amend or modify the terms of any of its outstanding equity securities or debt convertible into equity securities.

(i) The Company shall not enter into any agreement or become a party to any transaction (or series of transactions) that could result in an issuance of Common Stock, or the issuance of securities exercisable for or convertible into Common Stock, at a price per share less than the then-current Warrant Exercise Price without first obtaining the consent of the Holders of the Warrants in accordance with Section 11 hereof.

Section 4. Taxes. The Company shall pay any and all taxes, except any applicable withholding taxes, which may be payable with respect to the issuance and delivery of the Warrant Shares upon exercise of this Warrant.

Section 5. Warrant Holder not Deemed a Stockholder. Except as otherwise specifically provided herein, no Holder, as such, of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of this Warrant of the Warrant Shares which he or she is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company will provide the Holder of this Warrant with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

Section 6. Ownership and Transfer.

(a) The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

Section 7. Adjustment to Warrant Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 7 (in each case, after taking into consideration any prior adjustments pursuant to this Section 7).

(a) [Reserved]

(b) [Reserved]

(c) [Reserved]

(d) [Reserved]

(e) Adjustment to Warrant Exercise Price and Warrant Shares upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Issuance Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Warrant Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Warrant Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 7(e) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(f) Adjustment to Warrant Exercise Price and Warrant Shares upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 7(e)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance reasonably satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to ensure that the provisions of this Section 7 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Warrant Exercise Price based upon the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Warrant Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 7(f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 7, the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2 instead of giving effect to the provisions contained in this Section 7(f) with respect to this Warrant.

(g) Certain Events. If any event of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 7; provided, that no such adjustment pursuant to this Section 7(g) shall increase the Warrant Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 7; and provided, further, that the Company shall not make any adjustment to the Warrant Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant pursuant to this Section 7(g) if any event of the type contemplated by the provisions of Section 7(a), or Section 7(d) but not expressly provided for by such provisions occurs, unless and until the Company has obtained the Stockholder Approval required by Section 3(i).

(h) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries.

(i) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Warrant Exercise Price, but in any event not later than five Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Warrant Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(j) Certain Notices. In the event:

(i) that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent) on a merger, consolidation, sale of assets or similar capital reorganization, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least five days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

(k) Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or declare, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or any other distribution payable in securities of the Company (other than a dividend or distribution of shares of Common Stock, Options or Convertible Securities in respect of outstanding shares of Common Stock), cash or other property, then, and in each such event, provision shall be made so that the Holder shall receive upon exercise of the Warrant, in addition to the number of Warrant Shares receivable thereupon, the kind and amount of securities of the Company, cash or other property which the Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained such securities, cash or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 7 with respect to the rights of the Holder; provided, that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if the Warrant had been exercised in full into Warrant Shares on the date of such event.

Section 8. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking (or, in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 9. Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered upon: (i) receipt, when delivered personally, (ii) one Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same, or (iii) receipt, when sent by electronic mail (provided that the electronic mail transmission is not returned in error or the sender is not otherwise notified of any error in transmission). The addresses and e-mail addresses for such communications shall be:

If to Holder:	2020 OMEX Derivative Series A, LLC
c/o 2019 OMEX Derivative Series A, LLC
4502 Schenley Road, Suite 300
Baltimore, Maryland 21210
Attention: Scott Vincent
Telephone: 443.838.3057
Email: scott@greenriverasset.com

With Copy to:	Nelson Mullins Riley & Scarborough LLP
100 S. Charles St., Suite 1600
Baltimore, Maryland 21201
Attention: Timothy A. Hodge, Jr.
Telephone: 443.392.9404
Email: tim.hodge@nelsonmullins.com
If to the Company, to:	Odyssey Marine Exploration, Inc.
205 S. Hoover Blvd., Suite 210
Tampa, Florida 33609
Attention: Chief Executive Officer / Mark D. Gordon
Telephone: 813.876.1776
Email: mark@odysseymarine.com
With a copy to:	Akerman LLP 401 East Jackson Street, Suite 170 Tampa, Florida 33602 Attention: David M. Doney Telephone: 813.209.5070 Email: David.doney@akerman.com or at such other address and/or electronic email address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s computer containing the time, date, recipient’s electronic mail address and the text of such electronic mail or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by electronic mail or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 10. Date. The date of this Warrant is set forth on page 1 hereof. This Warrant, in all events, shall be wholly void and of no effect after the close of business on the Expiration Date, except that notwithstanding any other provisions hereof, the provisions of Section 3(d) shall continue in full force and effect after such date as to any Warrant Shares or other securities issued upon the exercise of this Warrant.

Section 11. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of Holders who have the right to purchase, in the aggregate, not less than 75% of the Warrant Shares issuable upon the exercise of Warrants and the Common Stock underlying the SPV Manager Warrants, in both cases, issued under the Securities Purchase Agreement.

Section 12. Assignment. This Warrant may be assigned by the Holder only if such assignment is made in compliance with all applicable laws, including federal and state securities laws. In connection with any permitted transfer, the transferee shall make such representations and warranties to the Company as the Company may reasonably request to comply with applicable federal and state securities laws.

Section 13. Descriptive Headings; Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The corporate laws of the State of New York shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in the Borough of Manhattan, New York, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 14. Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, in any other agreement between the Company and the Holder, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 15. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS WARRANT, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS WARRANT AND/OR ANY AND ALL OF THE TRANSACTION DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

Section 16. Prevailing Party Attorneys’ Fees. In the event of any dispute, contest, arbitration, litigation or similar proceeding between the parties, the prevailing party in such dispute, contest, arbitration, litigation or similar proceeding shall be fully reimbursed by the other party for all costs, including reasonable attorneys’ fees, court costs, expert or consultant’s fees, incurred by the prevailing party in its successful prosecution or defense thereof, including any appellate proceedings.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of the date first set forth above.

ODYSSEY MARINE EXPLORATION, INC

By: ____________________________________
Name: Mark D. Gordon
Title: Chief Executive Officer

EXHIBIT A TO WARRANT

EXERCISE NOTICE

TO BE EXECUTED

BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT

ODYSSEY MARINE EXPLORATION, INC.

The undersigned Holder hereby exercises the right to purchase ______________ of the shares of Common Stock (“Warrant Shares”) of Odyssey Marine Exploration, Inc. (the “Company”), evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

Specify Method of exercise by check mark:

1. ___ Cash Exercise

(a) Payment of Warrant Exercise Price. The Holder shall pay the Aggregate Exercise Price of $______________ to the Company in accordance with the terms of the Warrant.

(b) Delivery of Warrant Shares. The Company shall deliver to the Holder _________ Warrant Shares in accordance with the terms of the Warrant.

2. ___ Cashless Exercise

(a) Payment of Warrant Exercise Price. In lieu of making payment of the Aggregate Exercise Price, if permitted by the terms of the Warrant, the Holder elects to receive upon such exercise the Net Number of shares of Common Stock determined in accordance with the terms of the Warrant.

(b) Delivery of Warrant Shares. The Company shall deliver to the Holder _________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

Address:

Taxpayer ID No.:

EXHIBIT B TO WARRANT

FORM OF WARRANT POWER

FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to ________________, Federal Identification No. __________, a warrant to purchase ____________ shares of the capital stock of Odyssey Marine Exploration, Inc. represented by warrant certificate no. _____, standing in the name of the undersigned on the books of said corporation. The undersigned does hereby irrevocably constitute and appoint ______________, attorney to transfer the warrant of said corporation, with full power of substitution in the premises.

Dated:

By:
Name:
Title:

B-1